Exhibit 99.1

FOR IMMEDIATE RELEASE September 2, 2010

Investor Contact: Mark H. Tubb

Vice President - Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director - Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY MODIFIES FULL-YEAR 2010 COKING COAL SALES EXPECTATIONS

(TAMPA, Fla.) - Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, announced today that it is modifying its full-year 2010 coking coal sales expectations. The Company now expects to sell between 7.2 and 7.5 million tons for the full-year 2010, compared to a previously expected range of between 7.7 and 7.9 million tons, primarily driven by lower expected coking coal production volumes.

“Since moving to a new longwall panel at Mine No. 4 early in the quarter, we have experienced, and continue to see difficult mining conditions in the panel, significantly slowing down longwall production,” said Joe Leonard, interim chief executive officer of Walter Energy. “These conditions have  contributed to a production shortfall of approximately 200,000 tons through August. However, based on section development work further in the panel, we expect production to improve, but not enough for us to maintain previously expected production volumes.”

“Continuous miner production in the second longwall panel of our Mine No. 7 East expansion has improved over the last several weeks compared to the advance rates we saw in the second quarter,” he said. “If these rates continue, production in the new longwall panel could start earlier in December than previously expected, increasing coking coal inventory available for sale in early 2011.”

Coking coal production volumes are now expected to total approximately 1.8 million tons in the third quarter at a cost of approximately $60 per ton. The Company is maintaining coking coal sales volume expectations of 1.8 to 2.0 million tons for the quarter. However, the higher cost per ton is expected to lead to lower operating income margins, with operating income now expected to average between $107 and $110 per ton, compared to the previously expected range of $110 - $115 per ton.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has annual revenues of approximately $1.2 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward- looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

- WLT -